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                                                                     Exhibit 14b

                  MUNICIPAL FUND FOR CALIFORNIA INVESTORS, INC.

                                 (Dollar Shares)

               AMENDED AND RESTATED NON-12B-1 SHAREHOLDER SERVICES
                                      PLAN


                  Section 1. Upon the recommendation of PFPC Inc. ("PFPC" or the "Administrator"), a co-administrator of Municipal Fund for California Investors, Inc. (the "Company"), any officer of the Company is authorized to execute and deliver, in the name and on behalf of the Company, written agreements in substantially the form attached hereto or in any other form duly approved by the Board of Directors ("Servicing Agreements") with shareholders of record other than broker/dealers ("Service Organizations") of the Company's Class A Common Stock - Special Series 1 (said Series known as "California Money Dollar"). Such Servicing Agreements shall require the Service Organizations to provide support services as set forth therein to their customers who beneficially own shares of California Money Dollar ("Money Dollar Shares") (as described in the Company's Prospectus) in consideration for a fee, computed daily and paid monthly in the manner set forth in the Servicing Agreements, at the annual rate of .25% of the average daily net asset value of the Money Dollar Shares held by the Service Organizations on behalf of their customers. All expenses incurred by the Company with respect to Money Dollar Shares shall be borne entirely by the holders of Money Dollar Shares in connection with the Servicing Agreements and the implementation of this Plan.

                  Section 2. The Administrator shall monitor the arrangements pertaining to the Company's Servicing Agreements with Service Organizations in accordance with the terms of the administration agreement with the Company. The Administrator shall not, however, be obliged by this Plan to recommend, and the Company shall not be obliged to execute, any Servicing Agreement with any qualifying Service Organization.

                  Section 3. So long as this Plan is in effect, the Administrator shall provide to the Company's Board of Directors, and the directors shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

                  Section 4. This Plan shall become effective as of May 31,
1998, but not earlier than the date of the approval of the Plan (and the form of Servicing Agreement attached hereto) by a majority of the Board of Directors, including a majority of the directors who are not "interested persons" as defined in the Investment Company Act of 1940 (the "Act") of the Company and have no direct or indirect financial interest in the operation of
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this Plan or in any Servicing Agreements or other agreement related to this Plan
(the "Disinterested Directors"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan (and form of Servicing Agreement).

                  Section 5. Unless sooner terminated, this Plan shall continue until May 31, 1999, and thereafter shall continue automatically for successive annual periods provided such continuance is approved at least annually in the manner set forth in Section 4.

                  Section 6. This Plan may be amended at any time by the Board of Directors, provided that any material amendments to the terms of this Plan shall become effective only upon the approvals set forth in Section 4.

                  Section 7. This Plan is terminable at any time by vote of a majority of the Disinterested Directors.

                  Section 8. While this Plan is in effect, the selection and nomination of those Directors who are not "interested persons" (as defined in the Act) of the Company shall be committed to the discretion of the Disinterested Directors.

                  Section 9. The Company adopted this Amended and Restated Non-12b-1 Shareholder Services Plan as of May 31, 1998.


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